Exhibit 32

CERTIFICATIONS PURSUANT TO 18 U.S.C. SECTION 1350

The undersigned, who is the chief executive officer and the chief financial officer of Community First Bancorporation, hereby certifies that, to the best of his knowledge, the accompanying Form 10-K for the year ended December 31, 2011, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Date: April 19, 2012	/s/ Frederick D. Shepherd, Jr.
Frederick D. Shepherd, Jr.
Chief Executive Officer and Chief Financial Officer